ePlus inc.
Executive Incentive Plan
Effective with the Fiscal Year beginning April 1, 2011

1. Purpose

The ePlus inc. Executive Incentive Plan (the "Plan") is designed to provide additional incentive for Executive employees of ePlus inc. (the "Company") and its subsidiaries by awarding performance-based cash incentive compensation. Such awards will be designed to retain or attract, and to provide additional incentive to Executives having regard for their individual performance, business unit performance, contributions to the Company and other appropriate considerations.

2. Administration

(a) The Plan shall be administered by the ePlus Compensation Committee which consists of select members of the Board of Directors of the Company, each of' whom qualifies as a "non-employee director" within the meaning of Rule 16b-3 ("Rule 16b3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (directors meeting both such requirements being hereinafter referred to as "Qualified Directors"), which Compensation Committee shall be composed of not less than the minimum number of Qualified Directors from time to time required by Rule 16b-3 or Section 162(m). The Compensation Committee shall have full authority to establish rules for the administration of the Plan and to make administrative decisions regarding the Plan or awards hereunder. The Compensation Committee may delegate its functions hereunder to the extent consistent with applicable law.

(b) Determination binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any award, or any award agreement or certificate shall be with and in the sole discretion of the Compensation Committee, may be made at any time, and shall be final, conclusive, and binding upon all person, including the Company, any subsidiary, any participant, any holder or beneficiary of any award, and any employee of the Company or any subsidiary.

(c) Section 409A. Awards under the Plan are intended to either comply with or meet an exception from the requirements of Code Section 409A and the Plan shall be so administered and interpreted. The deferral of receipt of any Award under Section 8(e) shall be permitted only at such time and under such procedures as comply with Code Section 409A.  References to a termination of employment under the Plan shall mean the date of a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).  If the participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the participant’s termination of employment, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable under this Plan as a result of, and within the first six (6) months following, the participant’s “separation from service” and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the participant’s separation from service or, if earlier, the date of participant’s death.

3. Awards

(a) Determination of Participation and Award Amounts. The Compensation Committee will determine participants in the Plan and the terms and amounts of each participant's minimum, target and maximum award opportunities hereunder.

(b) Award Type. Incentives shall be awarded in the form of annual cash payments of specified percentages of base salary, which are paid based upon the achievement of pre-established annual corporate, unit and/or individual performance objectives.

(c) Earning Awards. Awards shall be paid hereunder to the extent the Company and the participant, achieve Performance Goals as specified by the Compensation Committee.  "Performance Goals" under the Plan will be established by the Compensation Committee prior to the time the grant is made and is based upon the attainment of targets expressed in both the financial performance and the individual performance (MBO) components of the plan.  Each participant's award opportunity shall be computed based upon a percentage of such participant's annual base salary and shall be denominated in cash in a proportion as determined by the Compensation Committee. Each award agreement will identify the minimum, target and maximum levels of performance required for payment of the related award.

(d) Award Period. The Compensation Committee shall fix the period during which performance is to be measured and the time at which the value of the annual incentive is to be paid.

(e) Payment Date.  Except in cases of death or disability, an award for a fiscal year shall be paid in a lump sum as soon as practicable after the end of the fiscal year for which earned and no later than the next December 31st following such fiscal year.

(f) Adjustment of Awards.  In the event it is determined that an award was paid based on incorrect financial results, the Compensation Committee will review such payment.  If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, adjust (i.e., lower) the amount of such payment so that it reflects the amount that would have applied based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by the participant of any amount paid to or received by the participant with respect to such award.  Additionally, cash payments under this Plan are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

4. Participants

Nothing in the Plan shall prevent a participant from being included in any other employee benefit or stock option or purchase plan of the Company or from receiving any other compensation provided. Neither the Plan nor any action taken thereunder shall be understood as giving any person any right to be retained in the employ of the Company or any subsidiary, nor shall any person (including participants in a prior year) be entitled as of right to be selected as a participant in the Plan any subsequent year.

5. Amendment/Termination of the Plan

The Compensation Committee may amend, suspend, or terminate the Plan in whole or in part at any time; provided, however, that if in the judgment of the Committee such amendment or other action would have a material effect on the Plan, such amendment or other action must be taken by the Board of Directors.

6. Termination of Employment; Transfer Restrictions

(a) In the event of a conflict between this Executive Incentive Plan and an individual's Employment Agreement, the terms of the Employment Agreement shall prevail. Furthermore, the Employment Agreement shall control in any matter on which this Executive Incentive Plan is silent.

(b) Except as otherwise provided in this Section 6, to be entitled to payment of an award, an Executive must remain in employment with the Company as of the end of the fiscal year for which an incentive payment is earned.  If a participant's employment with the Company terminates due to death or disability, the Compensation Committee may in its discretion make a payment to the participant or his beneficiary, as the case may be, up to an amount equal to the value of the target award for the relevant performance period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the participant's employment with the Company so terminated, and the denominator of which is the number of months in such performance period.  Any such payment shall be made in a lump sum within sixty (60) days of the date of termination of the participant's employment due to death or disability.  If a participant's employment with the Company terminates due to retirement, the Compensation Committee may in its discretion make a payment to the participant up to an amount equal to the value of the award that otherwise would have been received based on the extent to which performance criteria are determined to have been met by the Compensation Committee, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the participant's employment with the Company so terminated, and the denominator of which is the number of months in such performance period.  Any such payment shall be made at the time the payment would have been made had there been no termination of employment due to retirement.

(c) Awards under the Plan are unfunded obligations of the Company.  No award, and no right under any award shall be assignable, alienable, saleable, or transferable by a participant other than by will or by the laws of descent and distribution. Each award, and each right under any award, shall be payable only to the participant, or, if permissible under applicable law, to the participant's guardian or legal representative and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company.

7. Effectiveness

The Plan shall become effective on the date it is approved by the current sitting Chairman of the Compensation Committee as indicated by his signature on this plan document (the "Effective Date").

8. Criteria

(a) Covered Employees. The provisions of this Section 8 shall be applicable to awards under the Plan to "Covered Employees" if the Compensation Committee so provides at the time of grant (such awards being referred to as "Covered Awards"). For purposes of this Section 8, "Covered Employees" means participants in the Plan who are designated by the Committee prior to the grant of an award hereunder who are, or are expected to be at the time taxable income will be realized with respect to the award, "Covered Employees" with the meaning of Section 162(m) of the Code.

(b) Determinations. Covered Awards shall be made subject to the achievement of one or more pre-established Performance Goals (as defined below), in accordance with procedures to be established by the Committee from time to time. Notwithstanding any provision of the Plan to the contrary, the Compensation Committee shall not have discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to Covered Awards after the Performance Goals have been established; provided, however, that the Compensation Committee may, in its sole discretion, reduce the amount that would otherwise be payable with respect to any Covered Award.

(c) Performance Goals. For purposes of Section 8, "Performance Goals" shall mean one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award:  revenue, sales, net income, net earnings (including earnings before taxes and/or interest), earnings per share, return on total capital, return on equity, cash flow, operating profit and margin rate, subject to adjustment, to the extent consistent with Code Section 162(m) and (to the extent the effect of the adjustment would be to increase the amount of the award) generally accepted accounting principles, to remove the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise and to exclude incentive compensation accrued under the plan for the fiscal year and any income, gain, or loss  attributable to the business operations of any entity acquired by the Company during the fiscal year.  The performance criteria must meet the objectively determinable requirements of the Section 162(m).  Additionally, the performance criteria must be established by the Compensation Committee prior to the time the grant is made and during the first 90 days of the performance period and before 25% of the performance period has elapsed.

(d) Written Certification; Maximum Annual Award.  No payment shall be made pursuant to a Covered Award unless and until the Compensation Committee shall have certified in writing that the applicable Performance Goals have been attained.  The maximum amount payable pursuant to a particular Covered Employee for any fiscal year shall be $500,000.

(e) Shareholder Approval.  The material terms of the performance goal under which the compensation is to be paid must be disclosed to and approved by shareholders of the Company.  The Covered Award must be subject to such shareholder approval.

(f) Deferrals.  The Compensation Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of awards under the Plan.

(g) Composition of the Compensation Committee.  Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Compensation Committee shall consist of at least three members of the Board, each of whom is an "outside director" within the meaning of Section 162(m).

Signed: /s/ Milton E. Cooper, Jr.
Date: February 28, 2011
Milton E. Cooper, Jr. Chairman, Compensation Committee Executive Incentive Plan Effective as of April 1, 2011